EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE



                      HIRSCH INTERNATIONAL CORP. ANNOUNCES
                        CONTINUED RECORD RESULTS FOR THE
                       FIRST QUARTER ENDED APRIL 30, 1997

     HAUPPAUGE, N.Y., May 28, 1997 -- Hirsch International Corp. (NASDAQ: HRSH) ("Hirsch" or the "Company"), the leading single source supplier to the embroidery industry, today announced record results for the first quarter ended April 30, 1997. This represents thirteen consecutive quarters in which Hirsch has reported record results.

     Net income for the first quarter was approximately $2.6 million, or $0.32 per share, a 32.7 percent increase over the $2.0 million, or $0.25 per share, reported in the first quarter of the prior year. Revenues for the first quarter were up 54.2 percent to $38.1 million, compared with $24.7 million in last year's first quarter. The weighted average number of common shares outstanding for the fiscal 1998 and 1997 quarters was 8.3 million and 7.8 million, respectively.

     Earnings per share and weighted average number of common shares outstanding for the prior year were retroactively adjusted to reflect a five-for-four stock split effected in the form of a 25 percent stock dividend which was paid on July 22, 1996.

     HIRSCH ANNOUNCES/2

     During the first quarter, HAPL Leasing Co., Inc. ("HAPL"), the Company's leasing subsidiary, entered into approximately $11.4 million of lease agreements, representing about 32.9 percent of total machine sales. To date, HAPL has sold approximately 89 percent of its leases to third-party financial institutions on a non-recourse basis. Henry Arnberg, Chairman, President and Chief Executive Officer commented, "Our growth continues in the first quarter of fiscal 1998. We are starting to reap the benefits of increasing revenues in our acquired territories."

                                 (Table Follows)

     This release may consist of forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Hirsch with the SEC, specifically, Hirsch's Registration Statement on Form S-3, Registration No. 333-26539 and Hirsch's most recent Form 10-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

                           HIRSCH INTERNATIONAL CORP.
                              Financial Highlights
             (In thousands, except per share data and current ratio)


                                                                                           For the three months ended
                                                                                                     April 30,

                                                                                       1997                     1996

                                                                                                   (Unaudited)

                                Operating Results



Net sales                                                                           $37,145                     $23,868

Int. inc. related to sales-type leases                                                  928                         821
                                                                                     ------                      ------

Total revenue                                                                       $38,073                     $24,689
                                                                                     ======                      ======



Cost of goods sold                                                                   24,317                      15,644

Selling, general & administrative                                                     8,911                       5,729

Other, net                                                                              299                          (5)
                                                                                     ------                      -------

Total expenses                                                                      $33,527                     $21,368
                                                                                     ======                      ======



Income before provision for income taxes                                              4,546                       3,321

Provision for income taxes                                                            1,932                       1,351
                                                                                     ------                      ------

Net income                                                                          $ 2,614                     $ 1,970
                                                                                     ======                      ======



Net income per share (a)                                                            $  0.32                     $  0.25
                                                                                     ======                      ======



Weighted average number of shares
used in the calculation of net
income per share (a)                                                                $ 8,281                     $ 7,766
                                                                                     ======                      ======



     (a) All amounts adjusted to reflect the 25 percent stock dividend paid on July 22, 1996



                               Financial Position

                                                                                    4/30/97                      1/31/97

                                                                                  (Unaudited)


Working capital                                                                     $22,888                     $22,959

Total assets                                                                        $91,366                     $83,696







Long-term debt, less current maturities                                             $13,303                     $13,194

Stockholders' equity                                                                $44,479                     $41,682

Current ratio                                                                       1.68:1                      1.80:1


